State of Delaware

Secretary of State

Division of Corporations

Delivered 04:11PM     09/24/2020

FILED 04:11PM PM 09/24/2020

SR 20205466942 – File Number 3741261

STATE of DELAWARE

CERTIFICATE of FORMATION

A LIMITED LIABILITY COMPANY

ARTICLE I.

The name of this limited liability company is LEGACYHUB MULTIFAMILY REIT I, LLC.

ARTICLE II.

Its registered office in the State of Delaware is to be located at 651 N. Broad St. Suite 206. Middletown DE 19709. The registered agent in charge thereof is LEGALINC CORPORATE SERVICES INC.

ARTICLE III.

The period of duration of the limited liability company shall be perpetual.

ARTICLE IV

The purpose of the limiTed liability company is to engage in any lawful act or activity for which limited liability companies may be organized under the Delaware Limited Liability Company Act.

ARTICLE V

The name and address of each initial member of the limited 1iability company is:

LEGACYHUB CAPITAL LLC

I, the undersigned, for the purpose of forming a limited liability company under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Formation on the date below.

Dated: September 24th. 2020

Lovette Dobson. Organizer